Exhibit 21.1

Subsidiaries of Vincerx Pharma, Inc.

Subsidiary	Jurisdiction
VNRX Corp.	Delaware
Vincerx Pharma GmbH	Germany
Vincerx Pharma Australia Pty.	Australia